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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                             (AMENDMENT NO. 4)

                                 MAXSERV, INC.
                              (NAME OF THE ISSUER)

                             SEARS, ROEBUCK AND CO.
                         MAX ACQUISITION DELAWARE INC.
                     (NAME OF THE PERSONS FILING STATEMENT)

                     COMMON STOCK $.01 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   005779171
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

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                             MICHAEL D. LEVIN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                           HOFFMAN ESTATES, IL 60179
                                 (847) 286-2500
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
       NOTICES AND COMMUNICATIONS ON BEHALF OF PERSONS FILING STATEMENT)

                               ----------------

                                    COPY TO:
                             MARK D. GERSTEIN, ESQ.
                                LATHAM & WATKINS
                            SEARS TOWER, SUITE 5800
                             233 SOUTH WACKER DRIVE
                             CHICAGO, IL 60606-6401
                                 (312) 876-7700

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  Sears, Roebuck and Co. and Max Acquisition Delaware Inc. hereby amend and supplement their Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), filed with the Securities and Exchange Commission on February 4, 1997, with respect to the offer to purchase any and all of the shares of Common Stock, par value $.01 per share, of MaxServ, Inc., at a price of $7.00 per share upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. The item numbers and responses thereto below are in accordance with the requirements of
Schedule 13E-3. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13E-3.

ITEM 16. ADDITIONAL INFORMATION.

  Item 16 of the Schedule 13E-3 is hereby amended to add the following information:

  On February 18, 1997, Parent issued a press release, a copy of which is included as exhibit (g)(4) hereto and the information contained therein is incorporated herein by reference.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

  Item 17 of the Schedule 13E-3 is hereby amended to add the following exhibits:

(f)(1) Written statement furnished to D.F. King & Co., Inc. by Parent on February 18, 1997 (previously filed as exhibit (f)(1) to the Schedule 14D-1 and incorporated herein by reference).

(g)(4) Text of Press Release issued by Parent, dated February 18, 1997 (previously filed as exhibit (g)(4) to the Schedule 14D-1 and incorporated herein by reference).

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                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                          Max Acquisition Delaware Inc.
Dated: February 19, 1997

                                            /s/ John T. Pigott
                                          By: _________________________________
                                            Name: John T. Pigott
                                            Title: Vice President and
                                            Treasurer

                                          Sears, Roebuck and Co.

                                            /s/ Michael D. Levin
                                          By: _________________________________
                                            Name: Michael D. Levin
                                            Title: Senior Vice President,
                                                General Counsel and Secretary
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                               EXHIBIT INDEX

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
 (f)(1)  Written statement furnished to D.F. King & Co., Inc. by Parent on
         February 18, 1997 (previously filed as exhibit (f)(1) to the Schedule
         14D-1 and incorporated herein by reference).
 (g)(4)  Text of Press Release issued by Parent, dated February 18, 1997
         (previously filed as exhibit (g)(4) to the Schedule 14D-1 and incorporated herein by reference).
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